Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-259850 and No. 333-261520) on Form S-3, (No. 333-219972, No. 333-261710, and No. 333-269689) on Form S-8 and (No. 333-267206) on Form S-1 of our report dated March 31, 2023, with respect to the consolidated financial statements of Avenue Therapeutics, Inc.

/s/ KPMG LLP

New York, New York

March 31, 2023